EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123658 on Form S-8 of our report dated December 29, 2008 (December 23, 2009 as to Note 17) relating to the consolidated financial statements of Prudential Bancorp Inc. of Pennsylvania and subsidiary as of September 30, 2008 and for year then ended, included in this Annual Report on Form 10-K of Prudential Bancorp Inc. of Pennsylvania and subsidiary for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 23, 2009